Exhibit 99.F

EXECUTION VERSION

BAIN CAPITAL ASIA FUND V, L.P.

200 Clarendon Street

Boston, MA 02116

August 11, 2023

BCPE Chivalry Bidco Limited

PO Box 309, Ugland House

Grand Cayman, KY1-1104, Cayman Islands

Re: Equity Commitment Letter

Ladies and Gentlemen:

Bain Capital Asia Fund V, L.P. (the “Sponsor”) is pleased to offer this commitment, subject to the terms and conditions contained herein, to BCPE Chivalry Bidco Limited, a newly-formed Cayman Islands exempted company with limited liability (“Parent”), established for the purpose of consummating the transactions contemplated by the Agreement and Plan of Merger, dated as of the date hereof, by and among BCPE Chivalry Merger Sub Limited, an exempted company incorporated under the laws of the Cayman Islands (“Merger Sub”), Chindata Group Holdings Limited, an exempted company incorporated under the laws of the Cayman Islands (the “Company”) and Parent (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”). Concurrently with the delivery of this letter agreement, Keppel Funds Investment Pte. Ltd. (the “Other Sponsor”) is entering into a letter agreement in a form and content substantially identical (other than for the Pro Rata Percentage of such Other Sponsor) to this letter agreement (the “Other Sponsor Equity Commitment Letter”) committing to contribute, or cause to be contributed, directly or indirectly through one or more entities, certain amount of cash as an equity contribution to Parent. Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Merger Agreement.

1. Commitment. The Sponsor hereby agrees and commits to contribute, or cause to be contributed, directly or indirectly through one or more other entities, as an equity contribution to Parent an amount of US251,905,969 (being an amount equal to its Pro Rata Percentage (as defined below) of US$343,149,653) in cash in immediately available funds (such equity contribution, the “Contribution”) at or prior to the Closing and on the terms and subject to the conditions contained herein and in the Merger Agreement, in exchange, directly or indirectly, for Topco Shares to be issued to the Sponsor or a Person or Persons designated by the Sponsor. The proceeds from (a) such Contribution and (b) the corresponding contributions under the Other Sponsor Equity Commitment Letter, together with the proceeds of the Debt Financing and/or the Alternative Financing (if applicable), shall be used by Parent solely to (i) fund (or cause to be funded) the aggregate Merger Consideration contemplated by Article II of the Merger Agreement and any other amounts required to be paid by Parent or Merger Sub in connection with the consummation of the Transactions pursuant to the Merger Agreement, and (ii) pay (or cause to be paid) related fees and expenses required to be paid by Parent or Merger Sub in connection with the Transactions (which, in each case and for the avoidance of doubt, shall not include the Parent Termination Fee or any Guaranteed

Obligations (as defined in the Limited Guaranty) as provided under the Limited Guaranty given by the Sponsor) (collectively, the “Closing Payments”). Notwithstanding anything herein to the contrary, it is agreed and understood that the Contribution to be funded by the Sponsor pursuant to this letter agreement may be reduced in a manner agreed by Parent and the Sponsor; provided that such lesser amount is sufficient, when taken together with any other funds obtained by Parent from other sources (including (x) the net amounts available to Parent under the Debt Financing, (y) any other equity contributions made to Parent prior to or at the Closing, including pursuant to the Other Sponsor Equity Commitment Letter or pursuant to the Support Agreements, and (z) other cash on hand and other available sources of cash, if applicable), to pay the Closing Payments at the Closing. For purposes of this letter agreement, the “Pro Rata Percentage” of the Sponsor means 73.4099%.

2. Closing Conditions. The Sponsor’s obligation to make the Contribution pursuant to this letter agreement is subject to the following conditions: (a) the satisfaction or waiver at or prior to the Closing of all conditions precedent to the obligations of Parent and Merger Sub to consummate the Closing set forth in Section 7.1 and Section 7.2 of the Merger Agreement; (b) the substantially contemporaneous consummation of the Closing; (c) the Debt Financing (or any Replacement Debt Financing or Alternative Financing, as the case may be) required to be funded on or prior to the Closing to consummate the Transactions having been funded in full or will be funded in full at the Closing if the Contribution is funded at the Closing; and (d) the substantially contemporaneous funding of the contributions contemplated by the Other Sponsor Equity Commitment Letter; provided that the satisfaction or failure of the condition set forth in this sub-clause (d) shall not limit or impair the ability of Parent or the Company to seek enforcement of the obligations of the Sponsor under and in accordance with this letter agreement if (i) Parent or the Company, as applicable, is also concurrently seeking enforcement of the Other Sponsor Equity Commitment Letter, or (ii) the Other Sponsor has satisfied or will satisfy its obligations under its Other Sponsor Equity Commitment Letter in full concurrently with or prior to the funding of the Contribution by the Sponsor hereunder in accordance with this letter agreement.

3. Enforcement/Limited Recourse.

(a) This letter agreement may only be enforced by Parent and none of Company’s, Parent’s or Merger Sub’s creditors nor any other Person that is not a party to this letter agreement shall have any direct or indirect right to enforce this letter agreement or to cause Parent to enforce this letter agreement; provided that, (x) if and to the extent the Company is entitled to specific performance requiring Parent and Merger Sub to cause Equity Financing to be funded and to consummate the Closing pursuant to, and subject to, the terms and conditions in, Section 9.12 of the Merger Agreement, and subject to the conditions described in Section 2 of this letter agreement, and subject further to Sections 10 and 11 of this letter agreement, then the Company is hereby made a third party beneficiary of the rights granted to Parent as set forth in Section 1 and shall be entitled to specific performance to cause the Contribution to be funded hereunder in accordance with Section 1 hereof, and (y) the Company is also hereby made an express third party beneficiary of Sections 3, 5, 10, 11 and 15 (the rights described in (x) and (y) collectively, the “Company Third Party Beneficiary Rights”); provided, further, that in no event shall this letter agreement be enforced by any Person, unless (i) the enforcement of the Other Sponsor Equity Commitment Letter is being substantially concurrently pursued by that Person or Parent, or (ii) the Other Sponsor has satisfied or will satisfy its obligations in full under its Other Sponsor Equity Commitment Letter concurrently with or prior to the funding of the Contribution by the Sponsor hereunder in accordance with this letter agreement.

(b) Concurrently with the execution and delivery of this letter agreement, the Sponsor is executing and delivering to the Company a limited guaranty, dated as of the date hereof, related to certain payment obligations of Parent and Merger Sub under the Merger Agreement (the “Limited Guaranty”). The Company’s (i) remedies against the Sponsor and its successors and assigns under the Limited Guaranty or, if applicable, the Support Agreement, (ii) remedies against any Other Guarantor (as defined in the Limited Guaranty) and their successors and assigns under any Other Guaranty (as defined in the Limited Guaranty) or, if applicable, any other Support Agreement, (iii) remedies against the Sponsor and its successors and assigns by exercising the Company Third Party Beneficiary Rights hereunder, (iv) remedies against the Other Sponsor and its successors and assigns by exercising the Company Third Party Beneficiary Rights (as defined in the Other Sponsor Equity Commitment Letter) under the Other Sponsor Equity Commitment Letter, and (v) remedies against Parent and Merger Sub and their respective successors and assigns under the Merger Agreement shall be, and are intended to be, the sole and exclusive direct or indirect remedies available to the Company and its subsidiaries, any of their respective Affiliates and the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, members, managers, general or limited partners, and assignees of each of the Company, its subsidiaries, and any of their Affiliates (collectively, the “Company Related Parties”) against (A) the Sponsor or (B) any Affiliate of the Sponsor, or any former, current or future direct or indirect director, officer, employee, agent, manager, incorporator, attorney, advisor or other Representative of the Sponsor or of any Affiliate of the Sponsor (including any person negotiating or executing this letter agreement on behalf of such a party), any former, current or future, direct or indirect holder of any equity interests or securities of the Sponsor or of any Affiliate of the Sponsor (whether such holder is a limited or general partner, member, stockholder or otherwise), or any former, current or future director, officer, employee, agent, incorporator, attorney, general or limited partner, manager, member, equityholder, stockholder, Affiliate, controlling person, advisor or other Representative, successor or assignee of any of the foregoing (each such Person set forth in the foregoing clause (B), a “Sponsor Related Person”) in respect of any matters, liabilities or obligations arising under, or in connection with, the Merger Agreement, the Limited Guaranty, this letter agreement, or if applicable, the Support Agreements or the failure of the Merger to be consummated for any reason, or otherwise in connection with the Transactions, or in respect of any representations made or alleged to have been made in connection therewith (collectively, the “Transactional Matters”), including without limitation in the event Parent or Merger Sub breaches (whether willfully, intentionally, unintentionally or otherwise) any obligations under the Merger Agreement, whether or not such breach is caused by the Sponsor’s breach of its obligations under this letter agreement; provided that in the event the Company successfully compels specific performance of the obligations of Parent and Merger Sub to consummate the Closing in accordance with, and subject to, the terms and conditions set forth in Section 9.12 of the Merger Agreement, the Sponsor makes the Contribution and Closing occurs, then neither the Company nor any Company Related Party shall have any remedy against the Sponsor or any Sponsor Related Person, including under the Limited Guaranty.

(c) Notwithstanding anything that may be expressed or implied in this letter agreement, by its acceptance hereof, Parent (and by its acceptance of the benefits hereof, the Company), acknowledges and agrees that (i) notwithstanding that the Sponsor is a limited liability entity, no recourse hereunder or under any document or instrument delivered in connection herewith may be had against any Sponsor Related Person, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, and (ii) no personal liability whatsoever will attach to, be imposed on or otherwise be incurred by any Sponsor Related Person in connection with this letter agreement or any documents or instruments delivered in connection herewith for any claim based on, in respect of or by reason of such obligations or by their creation. Notwithstanding anything to the contrary, in no event shall the Company be permitted to enforce this letter agreement if the Company has claimed for and received any monetary damages (including the Parent Termination Fee) from Parent, Merger Sub or the Guarantors.

4. Expiration. All obligations under this letter agreement shall expire and terminate automatically and immediately upon the earliest to occur of (a) the valid termination of the Merger Agreement in accordance with its terms, (b) the funding of the Contribution by the Sponsor in accordance with the terms of this letter agreement and the consummation of the Closing in accordance with the Merger Agreement, (c) the assertion by the Company or any of its controlled Affiliates or agents duly authorized to act on the Company’s or its controlled Affiliates’ behalf, directly or indirectly, in any Action, of any claim against Parent, Merger Sub, the Sponsor or any Sponsor Related Person, the Other Sponsor or any of its Sponsor Related Persons (as defined in the Other Sponsor Equity Commitment Letter) arising out of or otherwise relating to this letter agreement, the Sponsor’s Limited Guaranty, any Other Guaranty (as defined in the Limited Guaranty), the Merger Agreement, the Debt Commitment Letter or otherwise in connection with the Transactional Matters (other than Retained Claims (as defined in, and to the extent permitted under, the Limited Guaranty)), in each case, subject to all of the terms, conditions and limitations herein and therein, and (d) the Company’s receipt in full of the Parent Termination Fee under the Merger Agreement. Notwithstanding anything to the contrary in this letter agreement, the provisions set forth herein that are for the benefit of any Sponsor Related Person shall indefinitely survive any termination of this letter agreement.

5. Assignment. The commitment evidenced by this letter agreement shall not be assignable by any party without the prior written consent of the other party hereto and the Company, and the granting of such consent in any given instance shall be solely in the discretion of the Person granting such consent and, if granted, shall not constitute a waiver of this requirement as to any subsequent assignment. Notwithstanding the foregoing, the Sponsor may, without consent and with prior written notice to Parent and the Company, assign all or a portion of its Contribution hereunder to one or more of its Affiliates (any such Affiliate, a “Permitted Assignee”); provided that no such assignment or transfer to a Permitted Assignee shall (a) relieve a Sponsor of any part of its obligations hereunder, except on a dollar-for-dollar basis in respect of any portion of its Contribution actually funded by such Permitted Assignee pursuant to the assigning Sponsor’s Contribution under this letter agreement or (b) prevent, materially impair or delay the Closing. Any purported assignment of this commitment in contravention of this Section 5 shall be null and void.

6. No Other Beneficiaries. Subject to and except for the Company Third Party Beneficiary Rights: (a) this letter agreement shall be binding on the Sponsor solely for the benefit of Parent, and (b) nothing set forth in this letter agreement is intended to or shall confer upon or give to any Person other than Parent (and the Sponsor Related Persons to the extent provided herein) any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Parent to enforce, the Contribution or any provisions of this letter agreement. Without limiting the foregoing, Parent’s creditors shall have no right to enforce this letter agreement or to cause Parent to enforce this letter agreement.

7. Representations and Warranties. The Sponsor hereby represents and warrants to Parent with respect to itself that (a) it will, at the Closing, have sufficient funds to fund the Contribution; (b) it has complete rights and legal capacity, and all necessary power and authority to execute and deliver this letter agreement and to perform its obligations hereunder; (c) the execution, delivery and performance of this letter agreement by the Sponsor has been duly and validly authorized and approved by all necessary action, and no other proceedings or actions on the part of the Sponsor are necessary therefor; (d) this letter agreement has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against the Sponsor in accordance with its terms (subject to the Bankruptcy and Equity Exception); (e) there is no Action pending, or, to its knowledge, threatened against it, that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by it of its obligations under this letter agreement and (f) the execution, delivery and performance by the Sponsor of this letter agreement do not and will not violate the organizational documents of the Sponsor or any applicable Law or any contractual restriction binding on the Sponsor or its assets.

8. Severability. In the event that any provision of this letter agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this letter agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto further agree to replace such void or unenforceable provision of this letter agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision. Notwithstanding anything herein to the contrary, this letter agreement may not be enforced without giving effect to each of the provisions of Sections 2, 3 and 4 hereof. No party hereto shall assert, and each party hereto shall cause its respective Affiliates not to assert, that this letter agreement or any part hereof is invalid, illegal or unenforceable.

9. Confidentiality. This letter agreement shall be treated as confidential and is being provided to Parent solely in connection with the Transactions. This letter agreement may not be used, circulated, quoted or otherwise referred to in any document (other than the Merger Agreement and any agreement or document referred to therein), except with the written consent of the Sponsor; provided that no such written consent shall be required for disclosures by Parent to the Company, the Other Sponsor, and the Investors and respective authorized representatives, including officers, directors, employees, partners, members, investors, financing sources, advisors (including financial and legal advisors) and any representatives of the foregoing (collectively, “Representatives”), so long as the Company, the Investors and their respective Representatives agree to keep such information confidential on terms substantially identical to the terms contained in this Section 9; provided, further, that any party hereto may disclose this letter agreement to the extent (a) required by any applicable Law, the applicable rules of any national securities exchange, in connection with any SEC filings relating to the Merger Agreement or the Transactions (including the Merger), or (b) reasonably necessary in order to enforce its rights under this letter agreement, including in connection with any legal action to enforce such rights.

10. Governing Law. This letter agreement shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of Law principles thereof that would subject such matter to the Laws of another jurisdiction.

11. Jurisdiction. Each of the parties hereto irrevocably (a) consents to submit itself to the personal jurisdiction of any state or federal court sitting in the Borough of Manhattan of the City of New York in connection with any matter based upon or arising out of this letter agreement or any of the transactions contemplated by this letter agreement or the actions of the Sponsor, Parent or the Company in the negotiation, administration, performance and enforcement hereof and thereof, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this letter agreement or any of the transactions contemplated by this letter agreement in any court other than the state and federal courts sitting in the Borough of Manhattan of the City of New York, as described above, and (d) consents to service being made to the parties’ addresses set forth herein. Each of Parent and the Sponsor hereby agrees that service of any process, summons, notice or document by registered mail to the respective addresses set forth herein shall be effective service of process for any suit or proceeding in connection with this letter agreement or the transactions contemplated hereby. Each party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this letter agreement, any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 11, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable Law, that the suit, action or proceeding in any such court is brought in an inconvenient forum, that the venue of such suit, action or proceeding is improper, or that this letter agreement, or the subject matter hereof or thereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable Law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the party is entitled pursuant to the final judgment of any court having jurisdiction. Each party expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Laws of the State of New York and other applicable Laws; provided that each such party’s consent to jurisdiction and service contained in this Section 11 is solely for the purpose referred to in this Section 11 and shall not be deemed to be a general submission to said courts or in the State of New York other than for such purpose.

12. Waiver of Jury Trial. EACH OF PARENT AND THE SPONSOR HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY SUCH ACTION INVOLVING ANY SPONSOR RELATED PERSON) OR THE ACTIONS OF PARENT OR THE SPONSOR IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF.

13. Headings. The headings contained in this letter agreement are for convenience purposes only and will not in any way affect the meaning or interpretation hereof.

14. Entire Agreement. This letter agreement, the Other Sponsor Equity Commitment Letter, the Debt Commitment Letter, the Limited Guaranty, the Other Guaranties (as defined in the Limited Guaranty), the Merger Agreement, the Support Agreements and the confidentiality agreements entered into between the Bain Shareholders and the applicable Investors constitute the entire understanding and agreement with respect to the subject matter hereof and thereof, and supersede all prior agreements, understandings and statements, both written and oral, between or among Parent or any of its Affiliates and the Sponsor or any of its Affiliates.

15. Amendment and Waivers. This letter agreement may not be amended, and no provision hereof waived or modified, (a) except by an instrument in writing signed by the Sponsor and Parent, and (b) without the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), to the extent any amendment, waiver or modification proposed to be made, individually or in the aggregate, would have or would reasonably be expected to have a Parent Material Adverse Effect or an adverse effect on the Company Third Party Beneficiary Rights. No waiver by any party hereto shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver.

16. Counterparts. This letter agreement may be executed in one or more counterparts including by facsimile or other means of electronic transmission, such as by electronic mail in “.pdf” form, each of which will be deemed to be an original copy of this letter agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

[Remainder of page intentionally left blank]

Very truly yours,

BAIN CAPITAL ASIA FUND V, L.P.
By: Bain Capital Asia V General Partner, LLC, its general partner
By: Bain Capital Investors, LLC, its manager

By:	/s/ David Gross-Loh
Name: David Gross-Loh
Title: Partner

Agreed to and accepted as of the date first written above:

BCPE CHIVALRY BIDCO LIMITED

By:	/s/ David Gross-Loh
Name: David Gross-Loh
Title: Director

[Signature Page to Equity Commitment Letter]